BlackRock Focus Twenty Fund, Inc.

77(I)

Terms of new or amended securities

Effective September 29, 2006, the establishment and designation of Classes are as follows:

1.

The Class A Shares are redesignated Investor A Shares.  The Investor A Shares shall retain the same preferences, conversions and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption of the former Class A Shares.

2.

The Class B Shares are redesignated Investor B Shares.  The Investor B Shares shall retain the same preferences, conversions and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption of the former Class B Shares.

3.

The Class C Shares are redesignated Investor C Shares.  The Investor C Shares shall retain the same preferences, conversions and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption of the former Class C Shares.

4.

The Class I Shares are redesignated Institutional Shares.  The Institutional Shares shall retain the same preferences, conversions and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption of the former Class I Shares.

5.

The classes of Shares established and designated are as follows:

a.

Investor A Shares

b.

Investor B Shares

c.

Investor C Shares

d.

Institutional Shares